Exhibit 3.1

Restated

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VALHI, INC.

As amended by:

(1) Certificate of Amendment filed on May 29, 2020 (effective June 1, 2020); and

(2)  Certificate of Elimination of the 6% Series A Preferred Stock filed on August 10, 2020.

(Original Certificate of Incorporation

Filed December 1, 1932 under

the name Liberty Loan Corporation)

ARTICLE I.

The name of the corporation is Valhi, Inc. (the “Corporation”).

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE III.

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV.

The total number of shares of all classes of stock which the Corporation has authority to issue is fifty million five hundred thousand (50,500,000) shares, of which fifty million (50,000,000) shares are common stock, $.01 par value per share (hereinafter referred to as “Common Stock”), and five hundred thousand (500,000) shares are preferred stock, $.01 par value per share (hereinafter referred to as “Preferred Stock”).  The designation and the powers, preferences and rights of the shares of Common Stock and Preferred Stock and the qualifications, limitations and restrictions thereof are as follows:

Section 4.1.

(i)Shares of Common Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.  Each share of Common Stock shall be equal to every other share of Common Stock in every respect.

(ii)The holders of Common Stock shall be entitled to one vote for each share of Common Stock held of record on the books of the Corporation with respect to all matters submitted for stockholder approval.

Section 4.2.   Preferred Stock may be issued from time to time in one or more series with such designations as may be stated in the resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors.  The resolution or resolutions providing for the issuance of shares of a particular series shall fix, subject to applicable laws and provisions of this Article IV, the designations, rights, preferences and limitations of the shares of each such series.  The authority of the Board of Directors in respect to each series shall include, but not be limited to, determination of the following:

(i)the consideration for which such Preferred Stock shall be issued;

(ii)the number of shares constituting such series, including the authority to increase or decrease such number, and the distinctive designation of such series;

(iii)the dividend rate of the shares of such series, whether the dividends shall be cumulative and, if so, the date from which they shall be cumulative, and the relative rights of priority, if any, of payment of dividends on shares of such series;

(iv)the right, if any, of the Corporation to redeem shares of such series and the terms and conditions of such redemption;

(v)the rights of the shares in case of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;

(vi)the obligation, if any, of the Corporation to retire shares of such series pursuant to a retirement or sinking fund or funds of a similar nature or otherwise and the terms and conditions of such obligation;

(vii)the terms and conditions, if any, upon which shares of such series shall be convertible into or exchangeable for shares of stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(viii)the voting rights, if any, of the shares of such series, in addition to any voting rights required by law; and

(ix)any other rights, preferences or limitations of shares of such series.

Section 4.3.  No holder of stock of any class or series or of other securities of the Corporation, or of options, warrants or other rights to purchase stock of any class or series or other securities of the Corporation, shall have any preemptive or preferential right to purchase or subscribe for any securities of the Corporation.

Section 4.4.  Upon this Certificate of Amendment to the Third Amended and Restated

Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each twelve (12) shares of Common Stock then issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock.  No fractional shares will be issued and, in lieu thereof, stockholders otherwise entitled to receive a fractional share will instead receive cash for such stockholder’s fractional share on a basis determined by the Board of Directors of the Corporation. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

ARTICLE V.

Section 5.1.  To the fullest extent permitted by Delaware law, the Corporation shall indemnify any and all officers and directors of the Corporation from and against all expenses (including attorneys’ fees), liabilities or other matters arising out of their status as such or their acts, omissions or services rendered by such persons in such capacities or otherwise while serving at the request of the Corporation in any other capacity.  Unless specifically addressed in a repeal or amendment of Delaware law with regard to a Corporation’s ability to indemnify any such person, no such repeal or amendment shall adversely affect any indemnification rights of any such person existing at the time of such repeal or amendment.  This Section 5.1 does not limit the power of the Corporation to indemnify and advance expenses as   authorized in the Bylaws of the Corporation.

Section 5.2.  A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for such liability as is expressly not subject to limitation under the Delaware General Corporation Law.  If the Delaware General Corporation Law is hereafter amended, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.  Any repeal or modification of this Section 5.2 shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ARTICLE VI.

In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is hereby expressly authorized and empowered to adopt, alter, amend or repeal the Bylaws of the Corporation, without any action or approval by the stockholders of the Corporation, by the affirmative vote of a majority of the Directors then in office.

ARTICLE VII.

Section 7.1.  The Corporation may in its Bylaws confer powers upon its Board of Directors in addition to, but not in contravention of, those elsewhere provided in this Third Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) and by the laws of the State of Delaware.  All of the powers of the Corporation, insofar as the same be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon and vested in the Board of Directors of the Corporation.

Section 7.2.  The Board of Directors and stockholders of the Corporation shall have the power, to the extent provided by the Bylaws, to hold their respective meetings within or outside the State of Delaware.  The Directors shall have the power to keep the books, papers, documents and records of the Corporation within or without the State of Delaware (except to the extent required by the laws of the State of Delaware to be kept within that state), and to establish one or more offices of the Corporation within or without the State of Delaware as the Board of Directors may from time to time authorize.  Election of Directors need not be by written ballot unless the Bylaws of the Corporation so provide.

Section 7.3.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter provided by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VIII.

The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

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